UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 26, 2012

Brown & Brown, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	001-13619	59-0864469
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

220 South Ridgewood Avenue, Daytona Beach, Florida 32114
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (386) 252-9601

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On January 26, 2012, Brown & Brown, Inc. (the "Company") entered into a term loan agreement (the "JPM Agreement") with JPMorgan Chase Bank, N.A. ("JPMorgan") that provides for a $100.0 million term loan (the "JPM Term Loan").  The JPM Term Loan was fully funded on January 26, 2012, and provided the financing to fully repay (1) a $50.0 million bridge facility with JPMorgan (the "JPM Bridge Facility") and (2) a $50.0 million revolving line of credit with SunTrust Bank (the "SunTrust Revolver").  Both the JPM Bridge Facility and the SunTrust Revolver were entered into on January 9, 2012 and described in a Current Report on Form 8-K the Company filed with the Securities and Exchange Commission on January 12, 2012.  As a result of the January 26, 2012 financing and repayments, the JPM Bridge Facility has been terminated and the SunTrust Revolver's amount outstanding was brought to zero prior to making subsequent advances thereunder.

The maturity date for the JPM Term Loan is December 31, 2016, at which time all outstanding principal and unpaid interest will be due.  Interest is charged at a rate equal to the Alternative Base Rate or 1.00% above the Adjusted LIBOR Rate, each as more fully described in the JPM Agreement.  Fees include an up-front fee.  The obligations under the JPM Term Loan are unsecured and the JPM Agreement includes various covenants, limitations and events of default that are customary for similar facilities for similar borrowers.

A copy of the JPM Agreement will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2011.

Item 1.02 Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN & BROWN, INC.

By: /S/ CORY T. WALKER
Cory Walker
Sr. Vice President, Treasurer and
Chief Financial Officer
Date: January 31, 2012